HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________            Email: harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                 August 14, 2014


Joseph M. Kempf
Securities and Exchange Commission
100 F Street, N.E., Stop 4631
Washington, D.C. 20549

      Re:   Creative Learning Corporation


      This office represents Creative Learning Corporation. The Company plans to respond to the staff's letter dated July 31, 2014 by August 28, 2014.

      If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                       Very Truly Yours,

                                       HART & HART, LLC

                                       /s/ William T. Hart

                                       By
                                            William Hart







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